UNITED STATES
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HANGER, INC.
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2019 LETTER TO SHAREHOLDERS

Dear Fellow Shareholder:

As you know, over the last four years, Hanger has endured a challenging period of rebuilding its financial reporting and controls processes, strengthening its leadership across the organization and recruiting a world-class, independent Board of Directors. We completed our 2014 and prior financial restatements in May of 2017. We then worked diligently to “catch up” with our subsequent financial filings. We crossed the finish line on June 14th of 2018, with the filing of our first quarter 2018 Quarterly Report on Form 10-Q with the Securities Exchange Commission. We then proceeded with the relisting of our common stock on the New York Stock Exchange on September 10, 2018.

This outcome is a testimony to the commitment of Hanger’s associates around the country to return us to the public markets without compromising on the quality of care we deliver to our patients and customers. We accomplished this goal without a recapitalization of the Company, or the dilution of our shareholders, all while maintaining stable operating results throughout the 2015 to 2018 period.

Our endurance also speaks to the resilience of Hanger’s clinicians, referring providers, manufacturing partners, and most importantly, our patients, whose journeys inspire us every day to deliver the best possible patient care. Our mission to serve patients is interwoven through a clear, collective purpose: Empowering Human Potential Together, and this is what helped us focus on our true north. I firmly believe that our purpose and values energize our associates. As a result, we are well-positioned to pivot to the next chapter of our journey.

2018 Accomplishments

Stable Financial Results. 2018 was a successful year for Hanger. We accomplished our stated goal of achieving financial results consistent with those of 2017. We reported net revenues of $1,048.8 million and Adjusted EBITDA of $121.1 million, providing us with a good foundation going forward. Operationally, we demonstrated improvements in targeted areas of our Patient Care segment, including prosthetics, which achieved revenue growth of 3.3 percent for the year. Adjusted EBITDA margins in Patient Care increased by more than 300 basis points since 2016. In the Products & Services segment, we achieved strong revenue growth in our distribution business and continue to work to stabilize results and maximize value within our therapeutic solutions business.

We began the year by refinancing our outstanding debt, which provided us with lower interest costs and additional financial flexibility - our balance sheet and liquidity are strong. Earnings on a per share basis increased significantly in 2018 on both a GAAP and an Adjusted basis as a result of the debt refinancing as well as the decrease in third party professional fees associated with our financial reporting and controls remediation processes. We are well-positioned to execute on our growth strategy in 2019.

Stabilize - Prepare to Grow. Starting in 2015, we embarked on a multi-year plan to differentiate Hanger in the Orthotics and Prosthetics (O&P) industry. We believe achieving a sustainable, competitive advantage by building a scalable platform for organic growth is our best path to maximize value. We are on a disruptive mission to innovate and redefine what constitutes world class O&P healthcare services. Our goal is to position Hanger to thrive in a rapidly evolving healthcare landscape, one that rewards value, outcomes, and the most agile organizations. In order to achieve this goal, during 2018 we significantly increased investments in our business segments, as well as at the corporate level, to build a scalable platform to support growth.

Optimizing Outcomes. As part of our multi-year investment in the Patient Care segment of our business, we hired a Chief Clinical Officer and developed an ambitious research agenda to demonstrate the power of prosthetic care and its role in enhancing human mobility. Our investments have included the implementation of an enterprise-wide electronic health record system, now installed across our entire network of clinics. This system serves as a key enabler of our outcomes agenda. During 2017 and 2018, we published five peer-reviewed journal articles in a series entitled: Mobility Analysis of Amputees (MAAT). We have built the largest longitudinal clinical database in the O&P industry. This body of research is establishing new ways of thinking about the potential of prosthetic care. We are sharing our findings with a variety of constituencies including referring physicians, integrated delivery networks and payors. We plan to continue building upon our outcomes agenda.

Consumer, Patient and Customer Engagement. We have implemented a range of programs aimed at providing a premier client experience across the enterprise. In 2018 we rolled out our proprietary mobility scorecard process, Nothing Beats ME, which allows our patients to track their own mobility progress journey and to compare it to the benchmarked progress of clinically similar patients. Hanger’s social media presence and patient community across major platforms continues to expand. We are using innovative technologies, such as our proprietary MiGO virtual reality experience, to allow patients to immerse themselves in a world of fellow amputees thriving with their prosthetic technology. We provide hundreds of peer visits, host several national patient-focused events, and provide countless outreach experiences with top clinicians to Hanger and non-Hanger patients nationally. The results are exciting – our Net Promoter Score at Hanger Clinic is 82, significantly above health care industry benchmarks.

Best-In-Class Revenue Cycle Management. Hanger’s improving cash flow has been several years in the making. The payor system is complex and highly fragmented, with O&P requiring unique and comprehensive documentation for reimbursement. Through the implementation of our clinically integrated practice management system, the hiring of a seasoned Chief Revenue Officer, and centralized claim processes, Hanger has built a scalable platform for sustainable growth. Over the past several years our centralized revenue cycle management system has reduced and now stabilized Hanger’s disallowed revenue to 4.3 percent of adjusted gross revenue and lowered our patient non-payment rate to 0.4 percent, for 2018.

Reimagining the Supply Chain. Hanger’s distribution centers warehouse hundreds of thousands of SKUs and distribute them to Hanger’s approximately 800 clinic locations, as well as to the independent O&P professionals we serve nationally. We are evaluating our distribution systems and processes to improve the costs and efficiencies of our supply chain services. We are also studying new production technology, such as our acquisition of 3-D printing technology at our Arizona-based central fabrication facility, to explore new ways to create and deliver devices faster and more efficiently.

2019 and Beyond.

Accelerate Growth. I believe we are well-positioned to take advantage of the disruptive forces we have introduced into the market, and that our differentiation of Hanger will result in a faster rate of growth than that of the industry as a whole. In addition to increasing organic growth, we have recently closed and plan to continue to strategically evaluate the acquisition of independent O&P clinics. We believe independent O&P clinic acquisitions provide us with the ability to expand the breadth of patient access to our care, and that we can consummate them at prices that are favorable to our cost of capital.

Investing in Human Capital. We are planning initiatives to support new and improved career trajectories for our clinicians and other professionals. In 2018, we completed an employee engagement survey that provided valuable insight into the goals and areas of focus necessary to ensure Hanger is the workplace of choice in O&P. Our culture is one of continuous learning and engagement, and we will continue to promote this as a differentiator.

Continue to Set the Standard in Patient Care Excellence and Customer Service. We will continue to aggressively pursue our outcomes agenda. We are evaluating a research agenda in orthotics as a natural extension of our work in prosthetics over the last several years. In addition, we are exploring strategic relationships with integrated delivery networks and academic institutions to explore the ways in which we can more tightly integrate O&P care into the post-acute and rehabilitative medicine arena.

Technology Investments Enable Operational Effectiveness. We have only begun to scratch the surface of leveraging technology to improve our efficacy and efficiency. Enhancing our e-commerce capabilities goes hand-in-hand with freeing up our clinicians to practice their craft. As a result, we will invest in advanced back office supply chain and financial systems during the next several years that we believe will provide sustainable benefits in the future.

I want to thank you for entrusting us as custodians of your capital. I hope you agree with me that Hanger is the best positioned it has ever been to solidify our sustained leadership in this industry that we are so proud to serve.

Sincerely,

Vinit K. Assar
President and Chief Executive Officer

Austin, Texas
April 5, 2019

This letter contains certain “forward-looking statements” relating to Hanger. All statements, other than statements of historical fact included herein, are “forward-looking statements.” Although Hanger believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Hanger disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. For additional information and risk factors that could affect Hanger, see its Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission. The information contained in this letter is made only as of the date hereof, even if subsequently made available by the Hanger on its website or otherwise.